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                                                                    Exhibit 23.1


                     [Wipfli Ullrich Bertelson Letterhead]


                      CONSENT OF WIPFLI ULLRICH BERTELSON


We consent to the use of our reports on the financial statements of F&M Bancorporation, Inc. (dated February 2, 1996) and Community State Bank (dated March 8, 1996) included in this Registration Statement on Form S-4, the incorporation therein by reference of our report dated February 2, 1996 on the financial statements of F&M Bancorporation, Inc. from its report in Form 10-K for the year ended December 31, 1995, and to the references to our firm under the headings "F&M Selected Financial Data" "Bank Selected Financial Data" and "Experts" in the prospectus forming part of the Registration Statement.



                                          /s/ Wipfli Ullrich Bertelson

                                          Certified Public Accountants


April 2, 1996
Appleton, Wisconsin